EXHIBIT 99

SONOCO
NEWS RELEASE

#14N - April 16, 2003                                     Contact:Allan V. Cecil
                                                                  Vice President
                                                                   +843-383-7524
                                                          allan.cecil@sonoco.com


                 SONOCO REPORTS FIRST QUARTER FINANCIAL RESULTS

     Hartsville, SC - - Sonoco (NYSE:SON), the global packaging company, today reported earnings per diluted share for the first quarter 2003 of $.30, versus $.35 for the same period in 2002, it was announced by Harris E. DeLoach, Jr., president and chief executive officer. Earnings for the first quarter included restructuring charges of $.01 per share in both 2003 and 2002. These results are in line with the Company's previous guidance.
     Sales for the first quarter of 2003 were $681.4 million, versus $654.2 million for the same period in 2002. Net income for the first quarter of 2003 was $29 million, versus $33.5 million in the first quarter of 2002. Net income for the first quarter included charges related to the Company's previously announced restructuring actions of $1.3 million ($.9 million after tax) and $1.4 million ($.9 million after tax) in 2003 and 2002, respectively.
     Cash generated from operations for the first quarter 2003 was $40.7 million, compared with $39 million for the same period in 2002. First quarter 2003 cash generated from operations, which included funding of benefit plans of $.9 million, was used to partially fund capital expenditures of $25.4 million and to pay dividends of $20.3 million.
     "Sales for the first quarter were up 4.2 percent, compared with the same period last year, primarily reflecting increased selling prices for old corrugated containers (OCC) through the Company's recovered paper operations (Sonoco is a net seller of OCC) in the industrial segment. Increased sales volume during the quarter in the metal and plastic closures and flexible packaging businesses of the consumer segment also contributed to the Company's sales increase. In addition, sales for the quarter were impacted by favorable exchange rates as the dollar weakened against foreign currencies. Company-wide volumes were up 1.7 percent, compared with the first quarter of 2002," said DeLoach.
     "Earnings results for the first quarter were adversely impacted by a negative price/cost relationship, primarily associated with lower average selling prices for global engineered carriers and higher costs for OCC, the primary raw material for engineered carriers; by higher resin costs; and by higher energy costs across the Company," he stated.


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North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

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Sonoco Reports 1st Qtr Financial Results - page 2

     DeLoach also said that higher pension and post-retirement costs negatively impacted the first quarter by approximately $.04 per share, compared with the same period of 2002, resulting primarily from the effect of lower investment earnings on assets in Sonoco's pension and post-retirement benefit plans. DeLoach noted that the Company expects 2003 annual earnings to be reduced by an incremental increase of approximately $.19 per diluted share for the year.
     "Like most  companies,  certainly  those in the  manufacturing  sector,  we continue to see industrial segment volumes hurt by the uncertainties of the general economy. Our volumes have been basically flat for some time, although we have seen some very modest increases in recent months. Therefore, with no significant economic improvement in sight, we expect our second quarter earnings to be in the range of $.32 to $.36," said DeLoach. The Company did not change its previously announced guidance for the full year 2003 of $1.46 to $1.50.
     "Meanwhile, we are aggressively continuing to reduce our cost structure, seeking price increases to help recover higher raw material, energy and pension costs; and continuing to successfully drive productivity improvements," DeLoach added.
     "Our cash flow remains strong as does our balance sheet, positioning us well to take advantage of consolidation opportunities. We continue to aggressively pursue selective acquisition opportunities and to develop and bring to market innovative products and services to meet our customers' and market needs. I continue to be very optimistic about our ability to benefit from an improved general economic environment," DeLoach concluded.

                                 Segment Review
                               Consumer Packaging

     The consumer packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; metal and plastic ends and closures; high density film products; specialty packaging; and packaging services.
     First quarter 2003 sales for the consumer segment were $339.2 million, versus $328.5 million in the same period of 2002. Operating profit was $25.7 million in the first quarter of 2003, versus $27.6 million in the same period of 2002.
     "In the consumer sector, sales were up year-over-year in the first quarter, primarily reflecting increased volume in the Company's metal and plastic closures business and in flexible packaging. Volumes in the consumer sector were up 2.4 percent, compared with last year's first quarter. Operating profits for the first quarter in the consumer sector declined from the same period in 2002 primarily because of increased pension expense, and higher raw material costs in composite cans and high density film operations," added DeLoach.

                              Industrial Packaging

     The industrial packaging segment includes the following products: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.
     First quarter 2003 sales for the industrial segment were $342.2 million, versus $325.7 million in the same period in 2002. First quarter operating profit was $30.7 million, versus $37.0 million in the same period of 2002.

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Sonoco Reports 1st Qtr Financial Results - page 3

     "First quarter sales in the industrial sector increased over the first quarter of 2002 primarily because of the impact of higher OCC prices on external sales of recovered paper. Volumes in the industrial segment were up 1 percent, compared with last year's first quarter. Operating profits for the segment declined, reflecting the unfavorable impact of increased OCC prices on Sonoco's engineered carriers and paper operations, increased energy costs, and higher pension costs," said DeLoach.

                                    Corporate

     Depreciation and amortization expense for the first quarter of 2003 was $38.3 million, versus $38.4 million in 2002. Net interest expense declined $.8 million in the first quarter of 2003, compared with the same period in 2002, primarily due to lower commercial paper balances and rates during the first quarter of 2003.

                                 Conference Call

     Sonoco will host its regular quarterly conference call concerning current earnings results on Wednesday, April 16, 2003, at 2:00 p.m. ET. The conference call can be accessed in a "listen only" mode via internet http://www.firstcallevents.com/service/ajwz378074538gf12.html. A replay will be available through Sonoco's Web Site's (www.sonoco.com) Investor Information section for 90 days after the conference.
     Sonoco, founded in 1899, is a $2.8 billion(sales) manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 32 countries serving customers in some 85 nations. For more information about the Company, visit the Sonoco web site at www.sonoco.com.

                Forward-looking Statements and Other Information

     Statements included herein that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "project," "intend," "expect," "believe," "anticipate," "objective," "goal," and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, and adequacy of provisions for environmental liabilities and financial strategies and the results expected from them. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and post-retirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully

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Sonoco Reports 1st Qtr Financial Results - page 4

integrate  newly acquired  businesses  into the Company's  operations;  currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.
     Information about the Company's use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company's financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company's reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission's public reference facilities and its Internet Web site, the Company's investor relations department and the Company's Web Site www.sonoco.com.








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Sonoco Reports 1st Qtr Financial Results - page 5

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars and shares in thousands except per share data)

                                                           THREE MONTHS ENDED
                                                           ------------------
                                                         March 30,     March 31,
                                                           2003         2002
                                                           ----         ----
Sales ..............................................    $ 681,444     $ 654,236
Cost of sales ......................................      551,478       519,027
Selling, general and administrative expenses .......       73,604        70,613
Restructuring charges ..............................        1,337         1,439
                                                        ---------     ---------
Income before interest and taxes ...................       55,025        63,157
Interest expense ...................................      (12,730)      (13,507)
Interest income ....................................          447           427
                                                        ---------     ---------
Income before income taxes .........................       42,742        50,077
Provision for income taxes .........................       15,387        18,007
                                                        ---------     ---------
Income before equity in earnings of affiliates/
     Minority interest in subsidiaries .............       27,355        32,070
Equity in earnings of affiliates/Minority
        Interest in subsidiaries ...................        1,643         1,412
Affiliate restructuring ............................            -            65
                                                        ---------     ---------

Net income .........................................    $  28,998     $  33,547
                                                        =========     =========

Average shares outstanding - diluted ...............       96,958        96,817

Diluted earnings per share .........................    $     .30     $     .35
                                                        =========     =========
Dividends per common share .........................    $     .21     $     .20
                                                        =========     =========

                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                             (Dollars in thousands)

                                                         March 30,  December 31,
                                                           2003          2002
                                                           ----          ----
Assets
Current Assets:
   Cash and cash equivalents .........................   $   43,685   $   31,405
   Trade Accounts receivables ........................      348,959      314,429
   Other receivables .................................       40,899       32,724
   Inventories .......................................      260,681      244,554
   Prepaid expenses and deferred taxes ...............       43,897       40,155
                                                         ----------   ----------
                                                            738,121      663,267
Property, plant and equipment, net ...................      967,486      975,368
Goodwill .............................................      364,233      359,418
Other assets .........................................      438,511      438,386
                                                         ----------   ----------
                                                         $2,508,351   $2,436,439
                                                         ==========   ==========
Liabilities and Shareholders' Equity
Current Liabilities:
   Payable to suppliers and others ...................   $  437,471   $  418,457
   Notes payable and current portion of long-term debt      136,509      134,500
   Taxes on income ...................................       18,680        5,639
                                                         ----------   ----------
                                                            592,660      558,596
Long-term debt .......................................      700,226      699,346
Pension and other post-retirement benefits ...........      127,022      121,176
Deferred income taxes and other ......................      195,578      189,896
Shareholders' equity .................................      892,865      867,425
                                                         ----------   ----------
                                                         $2,508,351   $2,436,439
                                                         ==========   ==========

Prior years' data has been reclassified to conform to the current year presentation.

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Sonoco Reports 1st Qtr Financial Results - page 6

                    FINANCIAL SEGMENT INFORMATION (Unaudited)
                             (Dollars in thousands)

                                                        THREE MONTHS ENDED
                                                        ------------------
                                                    March 30,         March 31,
                                                      2003              2002
                                                      ----              ----
Net Sales
   Industrial Packaging ..................         $ 342,217          $ 325,697
   Consumer Packaging ....................           339,227            328,539
                                                   ---------          ---------

   Consolidated ..........................         $ 681,444          $ 654,236
                                                   =========          =========

Operating Profit
   Industrial Packaging ..................         $  30,705          $  36,993
   Consumer Packaging ....................            25,657             27,603
   Restructuring charges .................            (1,337)            (1,439)
   Interest, net .........................           (12,283)           (13,080)
                                                   ---------          ---------

   Consolidated ..........................         $  42,742          $  50,077
                                                   =========          =========








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